Exhibit 16.1

May 4, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Bionano Genomics, Inc.’s Form 8-K dated May 4, 2020, and have the following comments:

1. We agree with the statements made in part (a) Dismissal of Independent Registered Public Accounting Firm.

2. We have no basis on which to agree or disagree with the statements made in the first and second paragraph and in part (b) Engagement of New Independent Registered Public Accounting Firm.

Yours truly,

/s/ Deloitte & Touche LLP